                                EXHIBIT  11

                   GOVERNMENT TECHNOLOGY SERVICES, INC.
                     COMPUTATION OF EARNINGS PER SHARE
                 (In thousands, except per share amounts)


                                                                    THREE               NINE
                                                                MONTHS ENDED        MONTHS ENDED
                                                                SEPTEMBER 30,       SEPTEMBER 30,
                                                             ------------------  ------------------
                                                               1998      1997      1998      1997
                                                             --------  --------  --------   --------
Net income (loss) . . . . . . . . . . . . . . . . . . . . .  $  3,960  $  1,891  $    618   $(4,500)
                                                             --------  --------  --------   --------

Weighted average shares of common stock outstanding . . . .     9,788     6,740     8,333     6,730

Weighted average effect of common share equivalents . . . .        61       308       229       N/A
                                                             --------  --------  --------   --------

Weighted average shares outstanding . . . . . . . . . . . .     9,849     7,048     8,562     6,730
                                                             --------  --------  --------   --------

Net income (loss) per common share and common share
  equivalent. . . . . . . . . . . . . . . . . . . . . . . .  $   0.40  $   0.27  $   0.07   $ (0.67)
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